SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G*

Under the Securities Exchange Act of 1934
(Amendment No. )*

Ulta Salon, Cosmetics & Fragrance, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

90384S303
(CUSIP Number)

May 10, 2012
(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 19 Pages)

______________________________
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90384S303	13G	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON Lone Spruce, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 33,938
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 33,938
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 33,938
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.05%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 90384S303	13G	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON Lone Balsam, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 74,569
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 74,569
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 74,569
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 90384S303	13G	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON Lone Sequoia, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 62,237
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 62,237
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 62,237
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 90384S303	13G	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON Lone Cascade, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,657,851
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,657,851
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,657,851
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.7%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 90384S303	13G	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Lone Sierra, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 78,127
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 78,127
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,127
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 90384S303	13G	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON Lone Pine Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 170,744
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 170,744
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 170,744
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 90384S303	13G	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON Lone Pine Members LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,735,978
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,735,978
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,735,978
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.8%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 90384S303	13G	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON Lone Pine Capital LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,591,916
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,591,916
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,591,916
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON IA

CUSIP No. 90384S303	13G	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON Lone Pine Managing Member LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,498,638
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,498,638
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,498,638
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 90384S303	13G	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON Stephen F. Mandel, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,498,638
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,498,638
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,498,638
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 90384S303	13G	Page 12 of 19 Pages

Item 1 (a).	NAME OF ISSUER:

Ulta Salon, Cosmetics & Fragrance, Inc. (the "Issuer").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1000 Remington Blvd., Suite 120, Bolingbrook, Illinois, 60440

Item 2 (a).	NAME OF PERSON FILING:

This statement is filed by:

	(i)	Lone Spruce, L.P., a Delaware limited partnership ("Lone Spruce"), with respect to the Common Stock (defined in Item 2(d) below) directly owned by it;

	(ii)	Lone Balsam, L.P., a Delaware limited partnership ("Lone Balsam"), with respect to the Common Stock directly owned by it;

	(iii)	Lone Sequoia, L.P., a Delaware limited partnership ("Lone Sequoia"), with respect to the Common Stock directly owned by it;

	(iv)	Lone Cascade, L.P., a Delaware limited partnership ("Lone Cascade"), with respect to the Common Stock directly owned by it;

	(v)	Lone Sierra, L.P., a Delaware limited partnership ("Lone Sierra"), with respect to the Common Stock directly owned by it;

	(vi)	Lone Pine Associates LLC, a Delaware limited liability company ("Lone Pine Associates"), with respect to the Common Stock directly owned by Lone Spruce, Lone Balsam and Lone Sequoia;

	(vii)	Lone Pine Members LLC, a Delaware limited liability company ("Lone Pine Members"), with respect to the Common Stock directly owned by Lone Cascade and Lone Sierra;

(viii)
Lone Pine Capital LLC, a Delaware limited liability company ("Lone Pine Capital"), which serves as investment manager to Lone Cypress, Ltd. ("Lone Cypress"), Lone Kauri, Ltd. ("Lone Kauri") and Lone Monterey Master Fund, Ltd. ("Lone Monterey Master Fund"), each a Cayman Islands exempted company, with respect to the Common Stock directly owned by each of Lone Cypress, Lone Kauri and Lone Monterey Master Fund;

(ix)
Lone Pine Managing Member LLC, a Delaware limited liability company("Lone Pine Managing Member"), with respect to the Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund; and

CUSIP No. 90384S303	13G	Page 13 of 19 Pages

(x)
Stephen F. Mandel, Jr. ("Mr. Mandel"), with respect to the Common Stock directly owned by each of Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade, Lone Sierra, Lone Cypress, Lone Kauri and Lone Monterey Master Fund.

The foregoing persons are hereinafter sometimes  collectively referred to as the "Reporting Persons".  Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the business office of each of the Reporting Persons is Two Greenwich Plaza, Greenwich, Connecticut 06830.

Item 2(c).	CITIZENSHIP

Lone Spruce, Lone Balsam, Lone Sequoia, Lone Cascade and Lone Sierra are limited partnerships organized under the laws of the State of Delaware.  Lone Pine Associates, Lone Pine Members, Lone Pine Capital and Lone Pine Managing Member are limited liability companies organized under the laws of the State of Delaware.  Mr. Mandel is a United States citizen.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Common Stock, $0.01 par value per share (the “Common Stock”)

Item 2(e).	CUSIP NUMBER:

90384S303

CUSIP No. 90384S303	13G	Page 14 of 19 Pages

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act,
(b)	☐	Bank as defined in Section 3(a)(6) of the Act,
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act,
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e)	☐	Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f)	☐	Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),
(g)	☐	Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),
(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

Item 4.	OWNERSHIP.

A.	Lone Spruce, L.P.
	(a)	Amount beneficially owned: 33,938
(b)
Percent of class:  0.05%  The percentages used herein and in the rest of Item 4 are calculated based upon the Issuer’s Form 10-K for the fiscal year ended January 28, 2012 filed on March 28, 2012 which states that as of March 22, 2012 there were 62,474,444 shares of Common Stock issued and outstanding.

	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 33,938
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 33,938

CUSIP No. 90384S303	13G	Page 15 of 19 Pages

B.	Lone Balsam, L.P.
	(a)	Amount beneficially owned: 74.569
	(b)	Percent of class: 0.1%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 74,569
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 74,569

C.	Lone Sequoia, L.P.
	(a)	Amount beneficially owned: 62,237
	(b)	Percent of class: 0.1%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 62,237
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 62,237

D.	Lone Cascade, L.P.
	(a)	Amount beneficially owned: 1,657,851
	(b)	Percent of class: 2.7%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 1,657,851
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 1,657,851

E.	Lone Sierra, L.P.
	(a)	Amount beneficially owned: 78,127
	(b)	Percent of class: 0.1%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 78,127
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 78,127

F.	Lone Pine Associates LLC
	(a)	Amount beneficially owned: 170,744
	(b)	Percent of class: 0.3%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 170,744
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 170,744

CUSIP No. 90384S303	13G	Page 16 of 19 Pages

G.	Lone Pine Members LLC
	(a)	Amount beneficially owned: 1,735,978
	(b)	Percent of class: 2.8%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 1,735,978
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 1,735,978

H.	Lone Pine Capital LLC
	(a)	Amount beneficially owned: 1,591,916
	(b)	Percent of class: 2.5%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 1,591,916
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 1,591,916

I.	Lone Pine Managing Member LLC
	(a)	Amount beneficially owned: 3,498,638
	(b)	Percent of class: 5.6%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 3,498,638
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 3,498,638

J.	Stephen F. Mandel, Jr.
	(a)	Amount beneficially owned: 3,498,638
	(b)	Percent of class: 5.6%
	(c) (i)	Sole power to vote or direct the vote: -0-
	(ii)	Shared power to vote or direct the vote: 3,498,638
	(iii)	Sole power to dispose or direct the disposition: -0-
	(iv)	Shared power to dispose or direct the disposition: 3,498,638

CUSIP No. 90384S303	13G	Page 17 of 19 Pages

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Lone Pine Associates, the general partner of Lone Spruce, Lone Sequoia and Lone Balsam, has the power to direct the affairs of Lone Spruce, Lone Sequoia and Lone Balsam, including decisions respecting the disposition of the proceeds from the sale of shares.  Lone Pine Members, the general partner of Lone Cascade and Lone Sierra, has the power to direct the affairs of Lone Cascade and Lone Sierra, including decisions respecting the disposition of the proceeds from the sale of shares.  Lone Pine Capital, the investment manager of Lone Cypress, Lone Kauri and Lone Monterey Master Fund, has the power to direct the receipt of dividends from or the proceeds of the sale of shares held by Lone Cypress, Lone Kauri and Lone Monterey Master Fund.  Lone Pine Managing Member, the Managing Member of Lone Pine Associates, Lone Pine Members and Lone Pine Capital, has the power to direct the affairs of Lone Pine Associates, Lone Pine Members and Lone Pine Capital. Mr. Mandel is the Managing Member of Lone Pine Managing Member and in that capacity directs its operations.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 90384S303	13G	Page 18 of 19 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATE:  May 21, 2012

By:

Stephen F. Mandel, Jr., individually and as Managing Member of Lone Pine Managing Member LLC, for itself and as Managing Member of (a) Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P. and (iii) Lone Sequoia, L.P.;

(b) Lone Pine Members LLC, for itself and as the general partner of (i) Lone Cascade, L.P. and (ii) Lone Sierra, L.P.; and
(c) Lone Pine Capital LLC

CUSIP No. 90384S303	13G	Page 19 of 19 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE:  May 21, 2012

By:

Stephen F. Mandel, Jr., individually and as Managing Member of Lone Pine Managing Member LLC, for itself and as Managing Member of (a) Lone Pine Associates LLC, for itself and as the general partner of (i) Lone Spruce, L.P., (ii) Lone Balsam, L.P. and (iii) Lone Sequoia, L.P.;

(b) Lone Pine Members LLC, for itself and as the general partner of (i) Lone Cascade, L.P. and (ii) Lone Sierra, L.P.; and
(c) Lone Pine Capital LLC